CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of Pamida Holdings Corporation on Form S-8 relating to the Pamida Holdings Corporation 1998 Stock Incentive Plan of our report dated March 26, 1996, on our audit of the fiscal 1996 consolidated financial statements and financial statement schedule of Pamida Holdings Corporation and Subsidiary for the year ended January 28, 1996, which report is included in the Annual Report of Pamida Holdings Corporation on Form 10-K for the fiscal year ended February 1, 1998.


/s/ COOPERS & LYBRAND L.L.P.
COOPERS & LYBRAND L.L.P.

Chicago, Illinois
June 2, 1998